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                                                                 June 2, 1998




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC 20549

     Re:  ECOLAB INC. REGISTRATION STATEMENT ON FORM S-4
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Gentlemen:

I am Vice President and Secretary of Ecolab Inc. (the "Company"). In that capacity, I have acted as counsel to the Company in connection with the above referenced Registration Statement on Form S-4 ("Registration Statement"), for the registration under the Securities Act of 1933, as amended (the "Act"), of up to 1,000,000 shares (the "Shares") of Common Stock, $1.00 par value ("Shares") of the Company. Each of such Shares includes one-half of an associated Preferred Stock Purchase Right ("Right").

The Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger dated as of May 12, 1998 (the "Merger Agreement") among the Company, GCS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and GCS Services, Inc., a Delaware corporation ("GCS"), which provides for the merger (the "Merger") of Merger Sub with and into GCS, with GCS surviving as a wholly-owned subsidiary of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

I have examined (i) the proposed Registration Statement on Form S-4, (ii) the Rights Agreement between the Company and First Chicago Trust Company of New York

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Securities and Exchange Commission
June 1, 1998
Page 2

dated as of February 24, 1996 ("Rights Agreement"), (iii) the Merger Agreement as defined in the Registration Statement, (iv) certain resolutions of the Company's Board of Directors relating to the Merger Agreement and to the issuance and sale of the Shares and such other documents, corporate records and instruments and such laws and regulations as I have considered relevant for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that when (i) the Registration Statement, as amended, becomes effective; (ii) the Merger shall have become effective under the General Corporation Law of the State of Delaware pursuant to the Merger Agreement; and (iii) certificates representing the Shares have been duly executed by an authorized officer of the exchange agent for the Common Stock and registered by such exchange agent and duly delivered in accordance with the terms of the Merger Agreement:

1.   The Shares will be validly issued, fully paid and nonassessable.

2. Each Right associated with the Shares will be validly issued when the associated Shares have been duly issued as set forth in paragraph 1.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.

Very truly yours,



Kenneth A. Iverson